EXHIBIT 10.1

ESCO TECHNOLOGIES INC.

2018 OMNIBUS INCENTIVE PLAN

1.     Purpose of the Plan.

This ESCO Technologies Inc. 2018 Omnibus Incentive Plan (the “Plan”) has been adopted by ESCO Technologies Inc., a Missouri corporation (the “Company”), to:

(a)       attract and retain executive, managerial and other employees;

(b)       motivate participants, by means of appropriate incentives, to achieve long-range goals;

(c)       provide incentive compensation opportunities that are competitive with those of other similar businesses; and

(d)       in the case of stock-based awards, further align a participant’s interests with those of the Company’s stockholders through compensation that is based on the Company’s common stock, and thereby promote the long-term financial interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder returns.

2.      Types of Incentive Compensation Awards Available Under the Plan.

The following types of incentive compensation awards (“Awards”) may be granted under the Plan:

(a)       Stock-Based Awards. Awards granted on the basis of shares of Common Stock (defined in Section 3) or the value thereof (“Stock-Based Awards”), whether paid in cash or distributed in Common Stock, as follows:

(i)	Stock options as described in Section 6 (“Stock Options”);

(ii)	Stock appreciation rights as described in Section 7 (“Tandem SARs”);

(iii)	Performance-accelerated restricted share awards as described in Section 8 (“PARS Awards”);

(iv)	Other restricted share awards as described in Section 9 (“Other Restricted Share Awards”); and

(v)	Other Stock-Based Awards as described in Section 10 (“Other Stock-Based Awards”).

(b)       Cash-Based Awards. Awards other than Stock-Based Awards, which are valued and paid in cash (“Cash-Based Awards”), as follows:

(i)	Long term cash incentive awards as described in Section 12 (“Long Term Cash Incentive Awards”); and

(ii)	Other cash incentive awards as described in Section 13 (“Other Cash Incentive Awards”).

3.      Stock Available Under the Plan.

(a)       Number of Shares Available. The following shares of common stock of the Company, par value $0.01 per share (“Common Stock”) are hereby reserved and made available for issuance pursuant to Stock-Based Awards under the Plan:

(i)       350,000 shares of Common Stock; plus

(ii)      527,8781 shares of Common Stock which were authorized under the ESCO Technologies Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) but not awarded prior to termination of the 2013 Plan and which were available under the 2013 Plan for “Performance Accelerated Restricted Stock Awards” (as defined in the 2013 Plan), “Restricted Stock Awards” (as defined in the 2013 Plan) or any other awards authorized under the 2013 Plan wherein actual shares of Common Stock could have been distributed without requiring any payment to the Company by the participant,; plus:

(iii)     One hundred thousand (100,000) shares of Common Stock which were authorized under the 2013 Plan but not awarded prior to termination of the 2013 Plan and which were to be used under the 2013 Plan only for “Stock Options” as defined in the 2013 Plan or any other awards authorized under the 2013 Plan which would have required the recipient of the award to make a payment to the Company in order to receive actual shares of Common Stock; provided that these 100,000 shares may only be used under the Plan for Stock Options or other Stock-Based Awards which require the recipient of the Award to make a payment to the Company in order to receive actual shares of Common Stock.

[1]	After subtracting 1,000 shares awarded since the mailing of the Company’s December 14, 2017 Proxy Statement.

(b)       Adjustments in Numbers of Shares. The number of shares of Common Stock allocated to the Plan shall be appropriately adjusted to reflect subsequent stock dividends, stock splits, reverse stock splits and similar matters affecting the number of outstanding shares of Common Stock.

(c)       No Reload. Shares which have once been the subject of any Stock-Based Award but which are not actually issued or delivered to the participant, by reason of expiration or cancellation of the Award, termination of the participant’s employment, failure to meet performance goals or other terms of such Award, tender of the shares in payment for a Stock Option, delivery or withholding of the shares in satisfaction of any tax withholding obligation, or any other reason whatsoever, shall not be returned to the Plan and shall not again become available for Stock-Based Awards under the Plan.

4.      Administration.

(a)       Committee. The Plan shall be administered by the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall at all times consist solely of two or more outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be constituted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor to such Rule, and the requirements of the New York Stock Exchange or other applicable exchange.

(b)       Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted and for each Award the potential number or value of shares of Common Stock (in the case of Stock-Based Awards) or the potential cash incentive (in the case of Cash-Based Awards) subject to the Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Company’s success, and such other factors as the Committee, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Awards (which need not be identical for all recipients) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive.

(c)       Limited Authority to Delegate. The Committee may delegate to the Chief Executive Officer the authority to grant Stock Options of up to 10,000 shares of Common Stock per person (and 50,000 per year in the aggregate) to selected employees who are not either reporting persons under Section 16 of the Exchange Act or covered employees (as defined in section 162(m) of the Internal Revenue Code). The Committee may delegate to the Executive Committee of the Board the authority to grant Stock-Based Awards other than Stock Options of up to 10,000 shares of Common Stock per person (and 50,000 per year in the aggregate) to selected employees who are not either reporting persons under Section 16 of the Exchange Act or covered employees (as defined in section 162(m) of the Internal Revenue Code).

(d)       Award Notice. Every Award granted under the Plan shall be memorialized by a written grant agreement or notice of award (“Award Notice”) setting forth in writing all of the terms and conditions of the Award, including without limitation the number or value of shares of Common Stock, or the cash, as the case may be, which the holder shall be entitled to receive upon satisfaction of the vesting, service, performance or other criteria specified in the Award, which Award Notice shall be delivered to the participant receiving the Award promptly as practicable after the Award is approved by the Committee or its delegate.

(e)       Effective Dates of Awards; No Retroactive Grants. Awards may be granted with an effective date which is on or after, but not before, the date the material terms of the grant are approved by the Committee or other authorized person, and which, in the case of Stock-Based Awards, is a trading day on the New York Stock Exchange. Notwithstanding the foregoing, the performance and/or service criteria for an Award (if any) may be determined with respect to a period (such as a fiscal year) which begins prior to the effective date of the Award, provided that the effective date of the Award must be prior to the time it can be determined whether the criteria will be satisfied, or in the case of a 162(m) Award as defined in subsection 14(g), such earlier date as may be required under such subsection.

(f)        Sub-Plans and Performance Programs.

(i)       For clarity and convenience in granting, administering and referring to Awards which have similar provisions or which are made to similarly-situated recipients, the Committee may authorize sub-plans (hereafter, “Sub-Plans”) under the Plan. Each Sub-Plan shall be subject to all of the terms, conditions and restrictions in the Plan, and all Sub-Plans in the aggregate shall not exceed the limitations, including without limitation those on the aggregate number of authorized shares, set forth in the Plan.

(ii)     The Committee may establish from time to time one or more performance programs under the Plan or any Sub-Plan, each with one or more specified objectives and specified performance periods over which the specified objectives are targeted for achievement. The specified performance criteria, performance goals and/or service contingencies need not be the same for all participants and may be established for the Company as a whole or separately for its various groups, divisions and subsidiaries, all as the Committee may determine in its discretion. Performance criteria may, but except in the case of 162(m) Awards need not, be limited to those specified in subsection 14(g).

5.      Eligibility.

(a)       Incentive Stock Options (defined in subsection 6(a)) may be granted only to full-time or part-time employees of the Company or its Qualifying Corporate Subsidiaries as defined in clause 5(d)(iii).

(b)       Tandem SARS and Stock Options other than Incentive Stock Options may be granted only to full-time or part-time employees of the Company or its Subsidiaries.

(c)       PARS Awards, Other Restricted Share Awards, Other Stock-Based Awards and Cash-Based Awards may be granted only to full time employees (or such other employees as the Company may determine) of the Company or its Subsidiaries who are determined by the Committee in its discretion to be management personnel important to the future success of the Company; such management personnel may, but need not be, officers of the Company or of its Subsidiaries or divisions.

(d)       For purposes of the eligibility and service requirements set forth in the Plan:

(i)       The term “employees” does not include temporary employees, contract employees, or directors who are not regular employees of the Company or its Subsidiaries;

(ii)      “Subsidiary” means any domestic or foreign corporation, limited liability company, partnership or other entity in which the Company controls, directly or indirectly, 50% or more of the voting power or equity interests; for clarity, the term includes a Qualifying Corporate Subsidiary;

(iii)     “Qualifying Corporate Subsidiary” means any domestic or foreign corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Incentive Stock Option in question, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; or such other meaning as may be hereafter ascribed to it in Section 424 of the Code; and

(iv)     the term “corporation” has the meaning ascribed to it in Internal Revenue Regulations Section 1.421-1(i)(1).

6.     Stock Options.

(a)       Types of Stock Options. In the discretion of the Committee (or the Chief Executive Officer with respect to Stock Options granted under subsection 4(c)), Stock Options may or may not be intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”). Neither the Company nor the Chief Executive Officer nor the Committee shall have any liability to the optionee or any other person on account of the failure of a Stock Option to qualify as an Incentive Stock Option.

(b)       Limitation on Incentive Stock Options. The maximum aggregate fair market value (determined at the time an Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

(c)       Individual Limit on Number of Stock Options and Tandem SARs. The aggregate number of shares of Common Stock with respect to which Stock Options and Tandem SARs may be granted to any individual during any calendar year may not exceed one hundred fifty thousand shares (150,000).

(d)       Minimum Exercise Prices. The exercise price of Common Stock purchased under each Stock Option shall not be less than 100% of the fair market value of the Common Stock on the effective date of the Stock Option. Such fair market value per share shall generally be the closing price per share of the Common Stock on the New York Stock Exchange on the effective date; provided, however, that the Committee may adopt any other criterion for the determination of such fair market value as it may determine to be appropriate and in compliance with, or in conformity with the requirements of, any laws and regulations applicable to the Company and the Stock Option.

(e)       Payment of Exercise Price. The exercise price for Common Stock subject to a Stock Option is to be paid in full upon the exercise of the Stock Option, either:

(i)       In cash; or

(ii)      By the tender to the Company (either actually or by attestation) of shares of Common Stock owned by the optionee for at least six (6) months having a fair market value equal to the cash exercise price of the Stock Option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or the Company as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations applicable to the Company and the Stock Options; or

(iii)     Except as may be limited or prohibited by the Committee or the Company, by effecting a “cashless exercise” of the Stock Option by means of a “same day sale” in which the option shares are sold through a broker selected by the optionee and a portion of the proceeds equal to the exercise price plus any taxes due is paid to the Company; or

(iv)     By any combination of the foregoing payment methods; or

(v)      By such other method or methods as may be determined by the Committee or the Company.

Provided, however, that no shares of Common Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (A) the tendered shares have been held by the optionee for at least one year and (B) the Incentive Stock Option through which such tendered shares were received was granted at least two years prior to the tender.

(f)        Use of Exercise Proceeds. The proceeds from the exercise of a Stock Option shall be added to the general funds of the Company or to treasury shares, as the case may be, and used for such corporate purposes as the Company shall determine.

(g)       Term of Stock Options. The term of a Stock Option shall be five (5) years from its effective date, or such shorter period as the Committee may determine. Subject to the other provisions of this Section 6, a Stock Option will be exercisable at such time or times within the stated term, and subject to such restrictions and conditions, as the Committee shall, in each circumstance, approve, which need not be uniform for all optionees.

(h)       Employment Requirement. No Stock Option may be exercised unless the optionee is an employee of the Company or a Subsidiary at the time of exercise and has been so employed continuously since the granting of the Stock Option, except that:

(i)       If the employment of an optionee terminates with the consent and approval of the Company, the Committee or its designee, may, in its absolute discretion, permit the optionee to exercise a Stock Option (to the extent the optionee was entitled to exercise it at the date of such termination of employment) (A) within ninety (90) days after such termination, or (B) for Stock Options other than Incentive Stock Options, within one (1) year after termination of the optionee’s employment on account of retirement on or after age 55, but in no event after the expiration of its term as specified in the Award Notice.

(ii)      An optionee whose employment terminates on account of disability may exercise such Stock Option (to the extent the optionee was entitled to exercise it at the date of such termination) within one (1) year of such termination of employment, but in no event after the expiration of its term as specified in the Award Notice. For this purpose “disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code, which, as of the date hereof, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An optionee shall be considered disabled only if the optionee furnishes such proof of disability as the Committee may require.

(iii)     In the event of the death of an optionee, the optionee’s Stock Option may be exercised (to the extent the optionee was entitled to exercise it at the date of death) by the optionee’s personal representative, by the person succeeding to ownership of the Stock Option under the optionee’s last will, or by such other person legally entitled to do so, at any time within a period of one (1) year after the optionee’s death, but in no event after the expiration of its term as specified in the Award Notice.

(iv)     The Committee may delegate its authority to extend a Stock Option beyond termination of employment hereunder to such employee or employees as it deems appropriate, so long as the optionees whose options have been extended by such employee or employees are not either reporting persons under Section 16 of the Exchange Act or covered employees (as defined in section 162(m) of the Code).

(v)      Stock Option Award Notices may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence.

A Stock Option shall not be affected by any change in the optionee’s employment so long as the optionee continues to be an employee of the Company or a Subsidiary thereof.

(i)        Non-Transferability of Stock Options. Each Stock Option granted under the Plan shall, by its terms, be non-transferable otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee. Notwithstanding the foregoing, the Committee may permit a Stock Option which is not an Incentive Stock Option to be transferred to a trust for the benefit of the optionee’s immediate family member(s) or a partnership, limited liability company, or similar entity in which the optionee’s immediate family member(s) comprise the majority partners or equity holders. For purposes of this provision, an optionee’s immediate family shall mean the optionee’s spouse, children and grandchildren.

(j)        Successive Stock Option Grants. Successive Stock Option grants may be made to any optionee under the Plan.

(k)        Vesting. Subject to the other provisions and limitations of the Plan, the Committee may, in its sole discretion, determine the time when, or criteria upon which, options may vest including, but not limited to stock price, continued service or performance measures. The vesting criteria, which need not be uniform for all optionees, shall be specified in the Award Notice.

7.      Tandem SARs.

(a)       Grant. At the time of grant of a Stock Option, the Committee, in its discretion, may grant to the optionee, in tandem with the Stock Option (the “Linked Option”), a Tandem SAR for all or any part of the number of shares covered by the Linked Option. The Tandem SAR Award Notice shall specify the Linked Option in respect of which the Tandem SAR is granted. A Tandem SAR shall specify a time period for its exercise, which may not extend beyond, but may be less than, the time period during which the Linked Option may be exercised.

(b)       Exercise. At any time when a Tandem SAR and its Linked Option are both exercisable, the optionee may, in lieu of exercising the Linked Option, elect to exercise the Tandem SAR, by delivering to the Company a written notice stating that the optionee elects to exercise the Tandem SAR as to the number of shares specified in the notice and stating what portion, if any, of the Tandem SAR Exercise Amount the holder requests to have paid in cash and what portion, if any, the holder requests to have paid in Common Stock. For purposes of this section, “Tandem SAR Exercise Amount” means the excess of the closing price per share of the Common Stock on the New York Stock Exchange on the date of exercise over the exercise price per share under the Linked Option, multiplied by the number of shares as to which the Tandem SAR is exercised. The Committee promptly shall cause to be paid to such holder the Tandem SAR Exercise Amount either in cash, in Common Stock, or any combination of cash and stock as it may determine. Such determination may be either in accordance with the request made by the optionee or otherwise, in the sole discretion of the Committee.

(c)        Effect of Exercise. Any exercise of the Linked Option by the optionee shall reduce the Tandem SAR by the same number of shares as to which the Linked Option is exercised; and any exercise of the Tandem SAR shall reduce the Linked Option by the same number of shares as to which the Tandem SAR is exercised. The failure of the optionee to fully exercise it within the time period specified shall not reduce the optionee’s remaining exercise rights under the Linked Option.

(d)       Other Provisions of Plan Applicable. All provisions of the Plan applicable to Stock Options granted hereunder shall apply with equal effect to Tandem SARs.

8.      PARS Awards.

(a)        Definition; Performance Objectives. A PARS Award is a right to receive shares of Common Stock (which may include stock with certain restrictions attached) at a future time specified in the Award Notice (the “PARS Award Term”) if specified performance goals and/or service contingencies established from time to time by the Committee and set forth in the PARS Award are achieved.

(b)       Grants of PARS Awards. Eligible employees may be granted PARS Awards under any one or more of the performance programs. The number of shares per PARS Award and the PARS Award frequency shall be determined at the discretion of the Committee. In determining the participants in any performance program, the Committee shall take into account such factors as the participant’s level of responsibility, job performance, level and types of compensation, and such other factors as the Committee deems relevant. The Committee may require the participant to retain shares received from the payout of a PARS Award until ownership guidelines are achieved. The Committee may also require the participant to certify ownership of such shares from time to time in its discretion and to secure approval of any sales or other disposition of Common Stock during the performance period.

(c)        Determination of Achievement of Objectives. The Committee, in regard to any performance program adopted by it, may thereafter change or modify the terms of the program, so long as the number of shares subject to the PARS Award is not reduced and the PARS Award Term is not extended, and the Committee may determine reasonably whether any performance goal of any program has been met. The Committee may, but is not obligated to, authorize a distribution of all or a portion of the PARS Award based upon its discretionary evaluation of the Company’s financial performance during the period of the PARS Award even if the performance goals are not fully met.

(d)       Employment Requirement. Except as otherwise herein provided or determined by the Committee, a participant, in order to be entitled to receive any distribution in respect of the PARS Award, must be continuously in the employ of the Company or a Subsidiary from the effective date of the PARS Award until the expiration of the relevant performance and/or service period, except for leaves of absence which may be approved by the Company, and except that:

(i)       Exception for Retirement. For a participant whose employment terminates on account of retirement with the approval of the Committee:

(A)     Any PARS Award granted to the participant within 12 months prior to the participant’s retirement date shall be forfeited and no distribution shall be made;

(B)      With respect to any other outstanding PARS Award, that portion, if any, of the Award for which the distribution date has been accelerated in full or in part due to satisfaction of the applicable performance goal(s) prior to the participant’s retirement date shall vest and be distributed in full;

(C)      All other outstanding PARS Awards (including any non-distributed portion of an Award distributed in part under the preceding clause (B)) shall vest and be distributed pro rata based on the number of months elapsed during the PARS Award Term as of the retirement date compared to the total number of months in the PARS Award Term; and

(D)     Any distribution to which the retired participant shall be entitled under this section 8(d) shall be made as soon as administratively feasible but not later than 2½ months after the participant’s retirement date.

(ii)      Discretionary Exception for Death or Disability. The Committee, in its absolute discretion, may make such full, pro-rata, or no share distribution as it may determine, to a participant whose employment terminates on account of death or disability (as defined in section 6(h)(ii)) prior to the time the participant is entitled to receive distribution in respect of the PARS Award. If termination is on account of death, the Committee may make any distribution it authorizes to the participant’s surviving spouse, heirs or estate, as the Committee may determine.

9.     Other Restricted Share Awards.

Subject to the terms of the Plan, the Committee may also grant eligible employees Other Restricted Share Awards, which may include grants of Common Stock subject to specified restrictions or conditions (including without limitation forfeiture of the shares in certain events), or grants of rights to receive shares of Common Stock in the future upon the satisfaction of specified conditions. Such Other Restricted Share Awards shall include an employment requirement not less restrictive than that specified in section 8(d) and if to NEOs, shall comply with Section 11, and shall otherwise be subject to all of the limitations and restrictions provided in the Plan. Such Other Restricted Share Awards may also specify, without limitation, restrictions on transfer of such Other Restricted Share Award and/or the underlying Common Stock, and whether the participant may make elections with respect to the taxation of such Other Restricted Share Award either with or without the consent of the Committee.

10.   Other Stock-Based Awards.

The Committee may from time to time grant Other Stock-Based Awards pursuant to which shares may be acquired in the future, such as Other Stock-Based Awards denominated in Common Stock, stock units, securities convertible into Common Stock or phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable Award Notice, the terms and conditions of such Other Stock-Based Awards. The Committee may, in its sole discretion, direct that shares of Common Stock issued pursuant to Other Stock-Based Awards shall be subject to restrictive legends, stop transfer instructions or other restrictions as it may deem appropriate.

11.   Special Provisions for Stock-Based Awards to Named Executive Officers.

Every Stock-Based Award granted to a person who is a “named executive officer” of the Company as defined in Item 402(a)(3) of Securities and Exchange Commission Regulation S-K (an “NEO”) shall provide that, in addition to any other applicable restrictions on transfer, the NEO may not dispose of any portion of the beneficial interest in Common Stock received (net of any withheld shares) on account of such Award: (i) within 12 months after the Common Stock is delivered to the NEO, or such earlier time as the person ceases to be an NEO; or (ii) if after such disposition the NEO would fail to satisfy the NEO’s minimum ownership requirement for Company Common Stock established by the Company.

12.   Long Term Cash Incentive Awards.

Long Term Cash Incentive Awards provide for the payment of cash if certain performance goals are met over a specified performance period. The Committee may also permit Long-Term Cash Incentive Awards to be distributed in shares of Common Stock, which may be issued subject to restrictions to be determined by the Committee in each specific case. Each performance goal and performance period shall be set forth in the relevant Long Term Cash Incentive Award agreement, which need not be uniform for all awardees.

13.   Other Cash Incentive Awards.

The Committee may from time to time grant Other Cash Incentive Awards, upon such terms, conditions and restrictions as the Committee shall determine in its sole discretion and specify in a corresponding Award Notice.

14.   Additional Provisions.

(a)       No Rights as Shareholder until Stock Issued. The recipient of a Stock-Based Award shall have no voting rights, dividend rights, or other rights of a shareholder with respect to the shares of Common Stock subject to the Award until such shares are actually issued to the recipient.

(b)       No Adjustment of Award Shares for Dividends or Rights. No adjustment shall be made in the number of shares of Common Stock subject to a Stock-Based Award on account of dividends which may be paid, or other rights which may be issued to, the holders of Common Stock during the term of such Award except as provided in Section 15, and no dividends or dividend equivalents shall be paid or accrued on any such shares unless the shares have actually been issued to the participant pursuant to the Award prior to the record date for payment of the dividend or rights.

(c)       No Right to Continuation of Employment. No participant in the Plan shall have any right because of being a participant in the Plan or receiving an Award to continue in the employ of the Company or of any of its subsidiaries for any period of time, or any right to a continuation of the participant’s present or any other level of compensation; and such rights and powers as the Company now has or which it may have in the future to dismiss or discharge any participant from employment or to change the assignments of any participant are expressly reserved to the Company.

(d)       Tax Withholding. At the time any Award is paid out to the recipient, the Company shall withhold (or direct the appropriate Subsidiary to withhold) from such payout an amount necessary to satisfy the tax withholding requirements in respect of such payout under the tax laws applicable to the payout; and if permitted by applicable law, the Company may withhold (or direct the appropriate Subsidiary to withhold) additional amounts at such rate as it may determine in its discretion to be advisable up to the highest individual marginal Federal income tax and applicable state income tax rate then in effect. In the case of Awards payable in shares of Common Stock, the Company shall effect such withholding, unless otherwise required by applicable law, by deducting from the distribution shares of Common Stock having a fair value equal to the amount to be withheld.

(e)       Common Stock. The Company may, in its discretion, fund Stock-Based Awards using either treasury shares or authorized but unissued shares. The Board and the Company’s officers are authorized to take such action as may be necessary to provide for the issuance of any and all of the shares which may be necessary to satisfy the Company’s obligations hereunder and to cause said shares to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and to be listed on the New York Stock Exchange and any other stock exchanges on which Common Stock may at such time be listed; provided that in the Company’s discretion, shares of Common Stock delivered to participants hereunder in satisfaction of a Stock-Based Award may be issued as restricted stock under the Securities Act, or otherwise subject to specified restrictions on resale.

(f)        Minimum Vesting Periods. The minimum vesting period for any Award shall be 1 year; except that Awards which amount in the aggregate to no more than 5% of the total number of shares available under the Plan, and which are made to participants who are not NEOs, may have a shorter vesting period.

(g)      162(m) Awards. If an Award is granted to a person who is, or who is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” as defined in section 162(m) of the Code (a “Covered Employee”) then the Committee may qualify such Award as “performance-based compensation” pursuant to section 162(m) of the Code (a “162(m) Award”). The Committee has complete discretion concerning whether a particular Award should be qualified as a 162(m) Award. Each 162(m) Award shall be subject to the following additional provisions::

(i)       Performance Criteria for 162(m) Awards. The performance criteria for any 162(m) Award shall consist of objective tests based on one or more of the following: earnings per share; adjusted earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety performance; environmental performance; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; adjusted EBITDA; NOPAT margin; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; return on tangible assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation with or without divisions; total shareholder return; economic value added; economic profit; sales growth percentage; EPS growth percentage; cash flow growth year over year; return on total capital, or any combination of the foregoing. Performance criteria may be measured solely on a corporate, subsidiary, business unit or individual basis, or a combination thereof; may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period; and may be measured annually or over a longer period of time. Satisfaction of Common Stock ownership guidelines may also be a prerequisite to payment.

(ii)      Establishment of Performance Goals. The performance goals for each 162(m) Award and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed.

(iii)     Limited Discretion to Adjust Payment. If the applicable performance goals under a 162(m) Award are achieved for a given performance period, the Committee nevertheless has full discretion to reduce or eliminate the amount otherwise payable for that performance period. Under no circumstances may the Committee use discretion to increase the amount payable to a participant under a 162(m) Award.

(iv)     Limitation on Certain Awards. Except for Stock Options and Tandem SARS, in any fiscal year of the Company no Covered Employee may receive aggregate distributions of more than $2,500,000 from Awards which are also 162(m) Awards.

(h)       Maximum Distributions. In no event shall the total distributions of Common Stock under the Plan exceed the number of shares reserved under Section 3 (as such number may be adjusted as provided in Section 15).

(i)         Compliance with Code Section 409A. It is intended that no Award granted under the Plan shall be subject to any interest or additional tax under Section 409A of the Code, and the terms of the Plan should be construed accordingly. In the event Code Section 409A is amended after the date hereof, or regulations or other guidance is promulgated after the date hereof that would make an Award under the Plan subject to the provisions of Code Section 409A, then the terms and conditions of the Plan shall be interpreted and applied, to the extent possible, in a manner to avoid the imposition of the provisions of Code Section 409A. Notwithstanding the preceding, a participant shall be responsible for any and all tax liabilities, including liability under 409A (but excluding the employer’s share of employment taxes) with respect to Awards made to the participant; and neither the Committee nor the Company shall have any liability to a participant for reimbursement or otherwise on account of any such tax liabilities which may be imposed on the participant.

(j)       Amendments to Awards. The Committee reserves the right to amend the terms of any outstanding Award, provided that:

(i)       No amendment may reduce the rights of the recipient of the Award without the consent of such recipient; and

(ii)      Except for adjustments described in Section 15, shareholder approval shall be required to (A) reduce the exercise price of outstanding Stock Options or Tandem SARs or (B) cancel outstanding Stock Options or Tandem SARs in exchange for cash or other Awards having an exercise price that is less than the exercise price of the original Stock Options or Tandem SARs.

(k)       Limitation on Acceleration Upon Change of Control. No Award may permit acceleration of vesting or payment by reason of a Change of Control of the Company prior to the date on which the Change of Control is consummated, except where the participant’s employment is terminated within 90 days prior to a Change of Control at the direction of a third party who, at such time, had taken steps reasonably calculated to effect the Change of Control, and acceleration in such event is expressly provided for in a written severance agreement with the participant the terms of which have been approved by the Committee. For purposes of this section 14(k), “Change of Control” means any of the following events:

(i)       The individuals who constitute the Board on the effective date of the Award (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the effective date of the Award whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Securities and Exchange Commission Rule 14a-11) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(ii)      Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) directly or indirectly acquires or beneficially owns (as defined in Rule 13d-3 under the Exchange Act) more than either (x) 50% of the then outstanding shares of Common Stock (“Outstanding Common Stock”) or (y) 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”), provided that no acquisition or beneficial ownership by the Company or a Subsidiary or an employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary shall be considered in determining if either of such thresholds has been met; or

(iii)     The sale or other disposition of all or substantially all of the assets of the Company (in a single transaction or a series of transactions, provided that in the latter case the date of consummation of the Change of Control shall be the date on which the first sale or disposition in such series occurs): or

(iv)    The commencement of a shareholder-approved liquidation or dissolution of the Company; or

(v)     The consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless immediately after the Business Combination:

(A)     All or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of both the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body) of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries); and

(B)      No individual, entity or group (excluding any employee benefit plan or related trust of the entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other governing body) of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 50% of the Outstanding Common Stock or Outstanding Voting Securities prior to the Business Combination; and

(C)      At least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or at the time of the initial Board action, approving such Business Combination.

Notwithstanding the foregoing, “Change of Control” shall not include a transaction commonly known as a Reverse Morris Trust transaction.

15.   Adjustments to Stock-Based Awards Upon Changes in Capitalization or Corporate Acquisitions.

(a)       Notwithstanding any other provisions of the Plan, Stock Option and Tandem SAR agreements may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each outstanding Stock Option or Tandem SAR and the Stock Option prices and Tandem SAR exercise amounts in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like; and in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares and respective exercise prices as to which Stock Options and Tandem SARs which have been granted or may be granted to any individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

(b)       In the event the Company or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee may grant a Stock Option or Tandem SAR to employees or former employees of such corporation in substitution of a Stock Option or Tandem SAR previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

(c)       In the event of stock dividends, stock splits or reverse stock splits affecting the number of outstanding shares of Common Stock during the term of the Plan, appropriate adjustments shall be made to outstanding Awards, including but not limited to per-share-based objectives and the number of shares awarded, if and as may be required in the Committee’s discretion to fairly reflect the effect of such stock dividend, stock split or reverse stock split on the interests of the recipients of the Awards.

(d)       In the event of a special, non-recurring distribution with respect to Common Stock, the Committee may (i) adjust the number of shares subject to each outstanding Stock Option and Tandem SAR, and the exercise price per share in such manner as it deems just and equitable to reflect such distribution, and (ii) pay such special bonus or take such other action with respect to PARS Awards, Other Restricted Share Awards and Other Stock-Based Awards as it deems just and equitable to reflect such distribution.

(e)       In no event shall the foregoing adjustments cause the total number of shares used under the Plan to exceed the number authorized under Section 3 (as may be adjusted).

16.   Data Privacy.

As a condition of acceptance of an Award, each participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 16 for the exclusive purpose of implementing, administering and managing the participant’s participation in the Plan. The participant understands that the Company holds certain personal information about the participant, including the participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the participant’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The participant further understands that the Company may transfer the Data internally as necessary for the purpose of implementation, management and administration of the participant’s participation in the Plan, and that the Company may further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The participant understands that these recipients may be located in the participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the participant’s country. The participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the participant may elect to deposit any Shares. The participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the participant’s participation in the Plan. The participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Company’s Vice President of Human Resources. The participant understands that refusal or withdrawal of consent may affect the participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the participant understands that he or she may contact the Company’s Vice President of Human Resources.

17.   Effectiveness of the Plan.

The Plan shall become effective upon and subject to approval by the shareholders of the Company within twelve (12) months after the date of its adoption by the Board at a duly convened meeting of shareholders. Grants of Awards may be made after adoption of the Plan by the Board and prior to such shareholder approval, but all Awards made prior to shareholder approval shall be subject to the obtaining of such approval and if such approval is not obtained, such Awards shall not be effective for any purpose.

18.   Amendment and Termination.

Either the Board or the Committee may at any time amend or terminate the Plan; provided, however, that neither the Board nor the Committee may, without shareholder approval, increase (except under the anti-dilution provisions hereof, including those under Section 15) either the maximum number of shares as to which Stock-Based Awards may be granted under the Plan or any specified limit on any particular type or types of Award, or change the class of employees to whom an Award may be granted, or withdraw the authority to administer the Plan from a committee whose members satisfy the requirements of Section 4(a). No amendment or termination of the Plan may adversely affect any holder of an outstanding Award without the consent of the holder.

19.   Term of Plan.

Unless terminated earlier pursuant to Section 18, the Plan shall terminate five (5) years after the date on which it is approved and adopted by the shareholders pursuant to Section 17, and no Award shall be granted hereunder after the termination of the Plan. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.